ImmuCell Presents Strategic Business Overview at Investment Forum

PORTLAND, ME -- (Marketwire - August 28, 2012) - ImmuCell Corporation (NASDAQ: ICCC) today announced that it has been selected to present a business overview at the 2012 Kansas City Animal Health Investment Forum in Kansas City, Missouri.

"We are engaged in ongoing discussions related to funding the remaining investment to bring Mast Out® to market through a strategic partner, debt and/or equity financing," commented Michael F. Brigham, president and CEO.

The company's current financial results were announced on August 13, 2012. Today's presentation is focused on the value of the company's lead product development candidate, Mast Out®, a novel treatment for subclinical mastitis in lactating dairy cows. Subject to approval by the FDA, Mast Out® has the potential to revolutionize the way that mastitis is treated by being the first product to allow treatment of the disease without milk discard.

On June 9, 2011, the company announced that it had secured the unique zero milk discard and zero meat withhold product claims from the FDA. On July 19, 2012, the company announced receipt of the Effectiveness Technical Section Complete Letter from the FDA. A first submission of the CMC (Chemistry, Manufacturing and Controls) Technical Section, which pertains to commercial manufacturing of the product, was made during the third quarter of 2012. Approval of this Technical Section defines the critical path to approval of the New Animal Drug Application by the FDA. The remaining investment relates primarily to commercial manufacturing and sales & marketing.

The slides presented at the Kansas City Animal Health Investment Forum on August 28, 2012 will be posted on the Company's web-site (http://www.immucell.com) for review by all interested parties. See "Presentations" under "Investor Relations/Industry News & Events."

About ImmuCell:
ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our web-site, (http://www.immucell.com).

About the KC Animal Health Corridor:
Animal health companies based in the Kansas City area account for 32 percent of the $19 billion global animal health industry. The Corridor is home to more than 220 animal health companies, which represents the largest concentration in the world. www.kcanimalhealth.com.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106